                                                                   EXHIBIT 3.2.1

                           CALIPER TECHNOLOGIES CORP.

                           CERTIFICATE OF AMENDMENT OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,
                          OF CALIPER TECHNOLOGIES CORP.


     Caliper Technologies Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: The name of this Corporation is Caliper Technologies Corp.

     SECOND: The original Certificate of Incorporation of Caliper Technologies Corp. was filed with the Secretary of the State of Delaware on July 26, 1995. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 19, 1998 (the "Amended and Restated Certificate"). A Certificate of Amendment of Amended and Restated Certificate of Incorporation was filed by the Secretary of State of Delaware on March 30, 1999 (the "Certificate of Amendment").

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate as follows:

          The first paragraph of Article IV shall be amended and restated to read in its entirety as follows:

          "CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is fifty-three million (53,000,000) shares, of which thirty-two million (32,000,000) shares shall be Common Stock, par value $0.001 per share and twenty-one million (21,000,000) shares shall be Preferred Stock, par value $0.001 per share. The Preferred Stock shall be divided into series, namely Series A Preferred Stock consisting of one million two hundred ninety-three thousand four hundred sixty-two (1,293,462) shares (the "Series A Preferred Stock"), Series B Preferred Stock consisting of eight million five hundred fifty thousand seven hundred six (8,550,706) shares (the "Series B Preferred Stock"), Series C Preferred Stock consisting of three million three hundred thirty-three thousand three hundred thirty-three (3,333,333) shares (the "Series C Preferred Stock"), Series D Preferred Stock consisting of five million one hundred ninety-five thousand (5,195,000) shares (the "Series D Preferred Stock"), and Series E Preferred Stock consisting of two million five hundred thousand (2,500,000) shares (the "Series E Preferred Stock). The remaining one hundred twenty-seven thousand four hundred ninety-nine (127,499) shares of Preferred Stock shall be undesignated. Upon the filing of the Amendment and the effectiveness of the Reverse Split, every one and fifty-six one-hundredths (1.56) shares of Common Stock outstanding shall be combined into one (1) share of Common Stock; provided, however, that the Corporation shall issue no fractional shares of Common Stock, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of such fractional share."

     FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was approved, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     FIFTH: All other provisions of the Amended and Restated Certificate shall remain in full force and effect.

     IN WITNESS WHEREOF, Caliper Technologies Corp. has caused this Certificate of Amendment to be signed by the President and Chief Executive Officer and the Secretary this ____ day of December, 1999.

                                        CALIPER TECHNOLOGIES CORP.


                                        By:
                                           -------------------------------------
                                           Daniel Kisner, M.D.
                                           President and Chief Executive Officer

ATTEST:


--------------------------------------
Robert L. Jones
Secretary



                                      -2-